COMCAST CORPORATION

NEWS RELEASE

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Contact:
John R. Alchin, Senior Vice President and Treasurer    (215) 981-7503
William E. Dordelman, Vice President, Finance          (215) 981-7550
Marlene S. Dooner, Senior Director, Investor Relations (215) 981-7392

FOR IMMEDIATE RELEASE

                        COMCAST ANNOUNCES REDEMPTION OF
                      $718,293,750 EXCHANGEABLE EXTENDABLE
                  SUBORDINATED DEBENTURES DUE 2029 ("PHONES")

Philadelphia, PA - May 26, 1999: Comcast Corporation announced today that it intends to redeem all $718.3 million principal amount of its outstanding 3.35% Exchangeable Extendable Subordinated Debentures due 2029, commonly referred to as the PHONES. The Company has set July 9, 1999 as the date of redemption. Were the redemption based upon the closing price of $58 3/16 for AT&T common stock on May 24, 1999, the hypothetical redemption price would be $91.22979 per PHONES (including principal, redemption premium and accrued interest through July 9, 1999). Please note that this hypothetical redemption price is for reference purposes only and that there can be no assurance that such price will be indicative of the actual redemption price. The actual redemption price will be based upon the average closing price per share of AT&T common stock for the twenty trading days from and including June 3, 1999 up to and including June 30, 1999.

The Company is redeeming the PHONES due to its recently announced business transaction with AT&T in which it intends to use the AT&T shares underlying the PHONES as consideration for the purchase of cable systems from AT&T. The timing of the redemption will allow the Company to match the share price paid on the PHONES' redemption to the share price to be realized for the AT&T stock which it intends to use in the cable system exchange with AT&T in accordance with the May 4, 1999 agreement between the two companies.

Bankers Trust Company is acting as Trustee in connection with the redemption.

Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments.

Comcast's Class A Special Common Stock and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

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